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                                                                    EXHIBIT 99.1

[COHESION TECHNOLOGIES LETTERHEAD]


NEWS RELEASE

COMPANY CONTACT:                                  INVESTOR RELATIONS:
Lisa Morgensai                                    Bruce Voss (bruce@lhai.com)
Cohesion Technologies                             Lippert/Heilshorn & Associates
(650) 354-4300                                    (310) 575-4848
www.cohesiontech.com                              www.lhai.com


             COHESION TECHNOLOGIES ADOPTS SHAREHOLDERS' RIGHTS PLAN

PALO ALTO, Calif. (April 22, 1999) - The Board of Directors of Cohesion Technologies (NASDAQ NM: CSON) has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Cohesion Technologies, Inc. common stock.

        "The rights are designed to protect and maximize the value of stockholder's interest in Cohesion Technologies. We believe that the Rights Plan, while not intended to prevent a fair acquisition of the Company, will provide protection to our stockholders from the abusive and coercive tactics that are often prevalent in attempted takeovers," stated John Daniels, M.D., chairman of the board of Cohesion Technologies, Inc.

        Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of the Company's common stock or announces a tender offer for 15% or more of the common stock. Under certain circumstances, each Right will entitle stockholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $25.00. The Cohesion Technologies, Inc. Board will be entitled to redeem the Rights at $0.01 per Right at any time before a person or group has acquired 15% or more of the outstanding common stock.

        The Rights are intended to enable all Cohesion Technologies, Inc. stockholders to realize the long-term value of their investment in the Company. They do not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover. The Rights Plan will expire in 2009.

        The Rights are designed to assure that all Cohesion Technologies, Inc. stockholders receive fair and equal treatment in the event of any proposed takeover of the Company. They are also designed to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Cohesion Technologies, Inc. without paying all stockholders a control premium.

        If a person becomes an Acquiring Person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of Cohesion Technologies, Inc. having a market value at that time of twice the Right's exercise price. Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain purchase price. An Acquiring Person is defined as a person who acquires 15% or more of the outstanding common stock of Cohesion Technologies, Inc. If Cohesion Technologies, Inc. is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

        The dividend distribution to establish the new Rights Plan will be payable to stockholders of record on May 19, 1999. The Rights will expire in ten years. The Rights distribution is not taxable to stockholders. The Rights will automatically attach to the shares of Common Stock held by stockholders of record and will trade with them. No action by stockholders is required or permitted at this time.

        Cohesion Technologies, Inc. is developing products for the estimated $1.3 billion worldwide surgical hemostasis and sealant markets. For more information on Cohesion Technologies, Inc., please visit the Company's web site at www.cohesiontech.com.

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